Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-75522, No. 333-33603, No. 333-38648, No. 333-84333 and No. 333-119878) of Urban Outfitters, Inc. of our report dated June 29, 2010 relating to the financial statements and financial schedule of Urban Outfitters 401(k) Savings Plan as of December 31, 2009 and for the year then ended which report is included in this annual report on Form 11-K of Urban Outfitters 401(k) Savings Plan for the year ended December 31, 2009.

/s/ Marcum LLP
Marcum LLP
Bala Cynwyd, PA
June 29, 2010